Exhibit 99.1

      SERVICE CORPORATION INTERNATIONAL ANNOUNCES MANAGEMENT PROMOTIONS AND
                         CONTINUATION OF SUCCESSION PLAN

HOUSTON, Feb. 9 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), the world's largest operator of funeral homes and cemeteries, announced today management changes made in accordance with a succession plan initiated in 2002. The SCI Board of Directors has elected President Thomas L. Ryan to the position of President and Chief Executive Officer, and Executive Vice President Michael R. Webb to the position of Chief Operating Officer. Mr. Ryan, 39, joined the Company in 1996. In his new role, he will succeed Company Founder Robert L. Waltrip, who has held the title of CEO since the Company's founding in 1962. Mr. Waltrip will continue in his position as Chairman of the Board of Directors. Mr. Webb, 46, has been with SCI since 1991. He will assume COO responsibilities formerly held by Mr. Ryan.

Commenting on the management changes, Mr. Waltrip said, "I am extremely pleased with the selection of Tom Ryan to succeed me as the second Chief Executive Officer in the Company's 42-year history. Since assuming the responsibilities of President and Chief Operating Officer in 2002, Tom has demonstrated an exceptional level of vision and leadership that will guide SCI's progress in the coming years." Adding his own comments, Mr. Ryan said, "I have been privileged to work closely with Bob Waltrip and to benefit from his mentorship over the past few years. I am grateful for the support of Bob, and will continue to benefit from his experience and counsel as we address the many opportunities we see in a rapidly changing marketplace."

Concurrent with the above promotions, the Company announced the resignation of
B. D. Hunter as Vice Chairman and Member of the Board of Directors. Mr. Hunter, who has been a key figure in SCI's success and development since its founding in the early 1960s, will continue to be involved in the Company's direction in a full-time consulting capacity. On Mr. Hunter's change of status, Mr. Waltrip said, "Bud has been a solid member of the SCI team since we began. He has left an indelible mark on this Company's success, and we will still rely on his knowledge and expertise as we move forward." Mr. Ryan added, "Bud's talent and marketing expertise have greatly influenced the success of our Dignity Memorial(R) brand. It's been an honor to work closely with him over the years, and I am pleased that he will continue to be a resource for SCI."

Other Management Changes

In addition to the above senior management appointments SCI further strengthened its executive roles with the following promotions. J. Daniel Garrison has been promoted to Senior Vice President-Operations Support, Jane Jones has been promoted to Vice President-Human Resources, Christopher H. Cruger has been promoted to Vice President-Business Development, and Donald R. Robinson has been promoted to Vice President-Supply Chain Management.

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In a joint statement, Mr. Waltrip and Mr. Ryan congratulated the above individuals on their new roles, saying, "These promotions are well deserved in that they recognize the tremendous talent and executive ability of individuals who have helped us make so much progress in the past few years. They join a remarkable group of other SCI senior managers on whom we heavily rely."

Service Corporation International, headquartered in Houston, Texas, is the leading provider of funeral and cemetery services in the world. We have an extensive network of businesses including 1,190 funeral service locations and 390 cemeteries in North America as of December 31, 2004. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com .

     For additional information contact:

     Investors:  Debbie Young - Director of Investor Relations
                 (713) 525-9088

     Media:      Terry Hemeyer - Managing Director / Corporate Communications
                 (713) 525-5497

SOURCE  Service Corporation International
    -0-                             02/09/2005
    /CONTACT: investors, Debbie Young, Director of Investor Relations, +1-713-525-9088, or media, Terry Hemeyer, Managing Director-Corporate Communications, +1-713-525-5497, both of Service Corporation International/
    /Web site:  http://www.sci-corp.com /